Exhibit 11

                             THERMO REMEDIATION INC.

                    Computation of Earnings (Loss) per Share

                                                 Year Ended
                              ----------------------------------------------
                              March 29, 1997  March 30, 1996   April 1, 1995
                              --------------  --------------   -------------
    Computation of Primary
      Earnings (Loss) per Share:

    Net Income (Loss) (a)        $(2,681,000)    $ 5,444,000     $ 3,643,000
                                 -----------     -----------     -----------
    Shares:
      Weighted average
        shares outstanding        12,820,549      12,393,712      10,007,294

      Add: Shares issuable
           in connection
           with acquisition
           of Thermo Fluids                -               -         107,774

           Shares issuable
           from assumed
           exercise of
           options and
           warrants (as
           determined by
           the application
           of the treasury
           stock method)                   -               -         118,719
                                 -----------     -----------     -----------
      Weighted average
        shares outstanding,
        as adjusted (b)           12,820,549      12,393,712      10,233,787
                                 -----------     -----------     -----------
    Primary Earnings (Loss) per
      Share (a) / (b)            $      (.21)    $       .44     $       .36
                                 ===========     ===========     ===========
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                                                                    Exhibit 11

                             THERMO REMEDIATION INC.

              Computation of Earnings (Loss) per Share (continued)

                                                 Year Ended
                              ----------------------------------------------
                              March 29, 1997  March 30, 1996   April 1, 1995
                              --------------  --------------   -------------
    Computation of Fully
      Diluted Earnings (Loss)
      per Share:

    Income:
      Net income (loss)          $(2,681,000)    $ 5,444,000     $ 3,643,000

      Add: Convertible
           debt interest,
           net of tax                      -          62,000          62,000
                                 -----------     -----------     -----------
      Income (loss) applicable
        to common stock
        assuming full
        dilution (c)             $(2,681,000)    $ 5,506,000     $ 3,705,000
                                 -----------     -----------     -----------
    Shares:
      Weighted average
        shares outstanding        12,820,549      12,393,712      10,007,294

      Add: Shares issuable
           from assumed
           conversion of
           subordinated
           convertible
           obligations                     -         269,583         269,583

           Shares issuable
           in connection
           with acquisition
           of Thermo Fluids                -               -         107,774
           Shares issuable
           from assumed
           exercise of
           options and
           warrants (as
           determined by
           the application
           of the treasury
           stock method)                   -         492,437         174,219
                                 -----------     -----------     -----------
      Weighted average
        shares outstanding,
        as adjusted (d)           12,820,549      13,155,732      10,558,870
                                 -----------     -----------     -----------
    Fully Diluted Earnings (Loss)
      per Share (c) / (d)        $      (.21)    $       .42     $       .35
                                 ===========     ===========     ===========